Exhibit 3.2 (b)



                            AMENDMENT TO THE BY-LAWS


         Acting pursuant to Sections 4.10 (b) and 11.05 (a) of the By-Laws, we, the undersigned being all the directors of Hosp-Italia Industries, Inc., do take the following actions and adopt the following resolution as if taken and done at a meeting of the Board of Directors duly called and held for such purpose:

          RESOLVED, that Section 1.03 of the By-Laws of this Corporation be amended in its entirely to read as follows: The fiscal year of the corporation shall begin on the first (1st) day of May and end on the thirtieth (30th) of April each year.

s/ Andrea Cesaretti                                  Date: 15 February 2002
Andrea Cesaretti


s/ Andrea Campanelli                                 Date: 21  February 2002
Andrea Campanelli

s/ Frank G. Wright                                   Date: 17  February 2002
Frank G. Wright

Filed with me this 21st  day of  Febraury , 2002


                                                   s/ Charles B. Jarrett, Jr,.
                                                   Charles B. Jarrett, Jr.,
                                                   Assistant Secretary